Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the
CH2M Hill Retirement and Tax-Deferred Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-113160) on Form S-8 of our report dated May 26, 2006 with respect to the statements of net assets available for benefits of CH2M Hill Retirement and Tax-Deferred  Savings Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005 and the related supplemental schedule of assets (held at end of year), as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of CH2M Hill Retirement and Tax-Deferred Savings Plan.

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
June 29, 2006